Exhibit 99.2


                      Capital Trust Q1 2004 Conference Call
                      -------------------------------------
                                 (May 13, 2004)

Conference Coordinator:
      Hello and welcome to the Capital Trust first quarter 2004 results conference call.

      Before we begin, please be advised of the forward-looking statements expressed in today's call are subject to certain risks and uncertainties, including but not limited to the continued performance, new origination volume and the rate of repayment of the Company's and its Funds' loan and investment portfolios, the continued maturity and satisfaction of the Company's portfolio assets, as well as other risks contained in the Company's latest form 10K and form 10Q filings with the Securities & Exchange Commission.

      The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

      There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management.

      I will now turn the call over to John Klopp, CEO of Capital Trust. Go ahead please.

John Klopp:
      Thank you. Good morning everyone. Thank you for joining us and for your continuing interest in Capital Trust.

      In the last 48 hours, we have issued 2 press releases and made what seems to us like a blizzard of public filings. All good news, but a lot to cover this morning, so we'll get right to it.

      On Tuesday, we announced that we had completed a direct placement of common shares to W.R. Berkley Corporation. For those who may not know, W.R. Berkley is a NYSE - listed insurance holding company that has been in existence for over 35 years--their ticker symbol is "BER". Led by its founder, Bill Berkley, the company is known as a very savvy investor and we are very pleased that they have chosen to make a major commitment to CT. Josh Polan, a Managing Director of Berkley Capital, has also joined our Board of Directors and we look forward to the insight and counsel that the entire Berkley team will bring.

      Essentially, we sold 1,310,000 shares of common at $23.40 per share to raise $30.7 million. In order to comply with NYSE rules, the transaction was structured as a two-step. Subject to shareholder approval at our annual meeting on June 17, Berkley will buy an additional 325,000 shares at the same price, and the warrants that we issued this week for 365,000 shares will become exercisable.

      Given the recent choppiness in the equity markets, particularly for REITS since April 1, we think this was a great execution for the Company that brings us a great long term partner. The immediate use of proceeds will be to pay down debt, but ultimately we intend to use this capital to continue growing our balance sheet assets and, potentially, to redeem a portion of our CTP. We are working on several large transactions and, if one or more gel in the coming weeks, it will be obvious why we needed the capital now. Of course, the direct placement of stock to a single investor does not advance our overall objective of increasing the float and liquidity of the Company. Given our investment opportunities, we made the decision to raise this capital now and wait for a more stabilized market environment to do a bigger, broader deal.

      Brian will give you the details on our 1st quarter results in just a moment, but I'll provide a brief overview. Asset growth in the quarter was strong, with $67 million of new originations for the balance sheet and over $100 million for Fund III. Net of repayments, earning assets increased by roughly $46 million, still a strong performance relative to our other stated goal to grow balance sheet assets by $100 million for the year. Based solely on the 1st quarter, I don't think you can simply extrapolate, because the market today is very competitive and we continue to be extremely selective on credit quality. As a result, we expect the asset growth will be uneven. The other thing I will point out is the ongoing migration of our balance sheet assets from larger and riskier mezzanine loans to smaller and lower risk B Notes. As this migration continues, you will see some impact on credit spreads but, over time, we believe greater efficiency in how we finance these lower risk assets.

      Overall, we feel good about our business and our prospects for the balance of the year. Our assets continue to perform, and the credit quality of all of our portfolios is extremely strong. In our markets, competition has increased, putting pressure on both credit spreads and underwriting standards, but by being opportunistic and nimble, we are still finding good investment opportunities for both the balance sheet and for Fund III. I mentioned Fund III's first quarter production exceeded $100 million; we just closed a very large transaction for the Fund this week, a loan in the hospitality sector, and our production for the 1st year of the Fund's investment period will total $500 million, better than all of our competition but still a little behind our objectives.

      The issue that seems to be giving everybody the jitters today is interest rates. For Capital Trust, you have to look at two levels to assess the impact of higher rates: the credit impact on the loans in our portfolios and income statement impact on the Company itself. In the first instance, we feel very good about the ability of our loans to withstand higher rates. In addition to mandatory interest rate management features (like caps and swaps), the in-place cash flow from the collateral securing our loans relative to our last dollar of exposure is in excess of 11%, providing a significant cushion for refinancing at maturity. At the Company level, a modest rise in rates will have almost no effect on us, and larger rate increases will actually benefit our net income. Overall, we believe that a more normalized interest rate environment will actually be good for the market and will definitely be good for Capital Trust.

      I'll turn it over now to Brian Oswald, our CFO, to go through the specifics of our first quarter numbers. Brian...

Brian Oswald:
      Thank you John and good morning everyone.

      Last night we issued a press release reporting our first quarter results and filed our Q for the quarter.

      We reported net income of $3.1 million for the quarter ended March 31, 2004. On a per share basis, this represents forty-six cents fully diluted, unchanged from the amount reported for the 1st quarter of 2003 and down from fifty-four cents in the 4th quarter of 2003.

      On the  balance  sheet,  total  assets  increased  17%  from  $400 to $466 million. During the quarter, we purchased $35 million of CMBS and made $32.5 million of new loans, more than offsetting $18.7 million of loan repayments and amortization and $3.1 million of Freddie Mac repayments. We're off to a strong start for the year and expect to exceed our stated goal of increasing net assets by $100 million in 2004.

      On the liability side, there is one significant change from the presentation in our 2003 10-K. In evaluating the FASB's Interpretation No. 46R, which was effective March 15, 2004, we concluded we could no longer consolidate CT Convertible Trust I, the entity which issued the convertible trust preferred, or "CTP", securities. We elected to restate prior periods as permitted by the interpretation and there was no change to previously reported net income as a result of the restatement. The resulting changes were generally cosmetic in nature, with the CTP securities being eliminated from the balance sheet and replaced with the underlying step up convertible junior subordinated debentures included in liabilities (which we sold to the trust back in 1998) and the convertible trust common securities included in assets (which we purchased from the trust back in 1998). These debentures and common securities were previously eliminated in consolidation. On the income statement, the expense from payment of interest on the debentures is reported as "interest and related expenses on convertible junior subordinated debentures." While I've described a number of changes to our presentation, the bottom line is, there are no changes to the economics of the instrument.

      The combination of an increase in borrowings to finance the assets added in the first quarter, and the inclusion of the debentures as liabilities, will significantly change our reported debt-to-equity ratio from the levels we reported in the past. As of December 31, 2003, we calculated our debt-to-equity ratio at 1.1 to 1. After the restatement for the inclusion of the debentures as liabilities, the December 31st debt-to-equity ratio was 3.0 to 1. At March 31st, as a result of the increased borrowings to fund our new assets, our debt-to-equity ratio stands at 3.5 to 1.

      Our liquidity position remains strong, and subsequent to the sale of the common stock earlier this week, we have approximately $80 million of liquidity, including $5 million of cash on hand and $75 million of available borrowings under our committed credit facilities. While this level of liquidity is adequate to fund our near term needs, we anticipate accessing the capital markets again later this year to redeem the outstanding subordinated debentures and fund additional balance sheet growth.

      Our book value per share fluctuates based upon a number of factors including sales of common stock and changes in the market value of our available-for-sale securities, which include our Freddie Mac and CMBS investments. While we are required to mark these assets to fair value, the marks are accomplished through equity, without any effects on our P&L. We anticipate holding these securities to maturity and fully realizing their face value. This will result in our reversing these unrealized losses over time as we approach the maturity of the securities. Our calculation of book value per share, $14.71 at March 31st, includes 137,000 shares representing in-the-money options, in addition to the 6.5 million shares outstanding. If the CTP holders were to convert their securities to common stock, book value per share would increase to $17.14 per share.

      We are committed to maintaining an asset/liability mix which minimizes the negative effects of changes in interest rates on our future results. At March 31, 2004, we had 16 investments totaling $186.9 million earning interest on a variable basis and 20 investments totaling $275.4 million earning interest at fixed rates. On the liability side, $259.0 million of our debt bears interest at floating rates and the $92.7 million of subordinated debentures bear interest at fixed rates. To insulate ourselves from significant changes in net income due to changes in interest rates, we entered into interest rate swaps, which converted $109 million of variable rate debt to fixed. After the swap, and including the effects from investments in the funds, we are positively correlated with a remaining amount at risk for changes in interest rates of $49.7 million. Based upon assets, liabilities and hedges in place at March 31st, an increase in LIBOR of 100 basis points would increase annual net income by only $9,000. The increase is lower than the expected increase of $497,000 due to the effects of floors in place on some of our floating rate loans. Further, a 300 basis point spike in LIBOR would positively impact our earnings by approximately $908,000. These statistics show our intent and commitment to minimize the negative exposure and in fact capitalize on changes in interest rates.

      Switching over to the income statement, diluted EPS for the quarter was forty-six cents compared to fifty-four cents for the quarter ended December 31, 2003. From the balance sheet investment business, net interest income was virtually unchanged. We plan to continue making new loans and investments to replace further run-off of the Freddie Mac securities and any loan repayments resulting in a net increase to assets, thereby, increasing our net interest income. From the investment management business, income from base management fees and equity investments in the funds was down $189,000, reflecting reduced management fees on Fund II as expected, as the assets continue to repay and reduce the invested capital upon which the fees are calculated. General and administrative expenses were $113,000 higher than in the prior quarter due to increased compensation accruals, as annual bonuses are accrued based on a percentage of expected annual net income before bonuses. Finally, the provision for income taxes was higher than that of the previous quarter as the taxable REIT subsidiaries had higher levels of income than in the prior quarter.

      Within our investment management business, we have the potential to earn significant future incentive management fees. As disclosed in the 10-Q, if Fund II's assets were sold and its liabilities settled on April 1, 2004 at the recorded book value, which is net of an allowance for possible credit losses, and the fund equity and income were distributed, we would record approximately $7.0 million of incentive income representing our share of the incentive management fees. This amount will change based upon the duration and performance of the assets in the fund. We do not anticipate recognizing any of this incentive compensation until late in 2005.

      Fund III has a similar incentive management fee structure. We began deploying the Fund's $425 million of committed capital in June of 2003 and anticipate investing the remainder over the next 14 months. At Fund III's targeted leverage ratio of 2 to 1, we anticipate making investments of more than $1 billion over the Fund's two-year investment period. Both Fund II and Fund III's investment portfolios are 100% performing and have not experienced any losses to date.

      Combining the two business units, CT reported net income of $3.1 million for the quarter ended March 31st compared to $3.6 million for the quarter ended December 31st and $2.5 million for the quarter ended March 31, 2003.

      In March, we declared a dividend of forty-five cents per share payable to holders of record on March 31st, which was paid on April 15th. Our dividend policy is to set the dividend at sustainable levels and pay dividends that equal or exceed our REIT taxable income annually.

      That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:

      Thanks Brian. And at this point, I'll turn it to the audience, to take any and all questions.

Conference Coordinator:
      We'll take our first question from Don Destino, JMP Securities. Go ahead please.

Donald Destino:
      Hi, guys.  I've got a few of them here.

      First, it looks like a lot of or at least the majority of net asset growth or net earnings asset growth came from CMBS.

      Can you talk a little bit about what type of securities you bought and were they newly issued non-investment grade? Are you buying on the secondary market? What is the opportunity here?

John Klopp:
      In the first quarter a not insignificant portion of our new originations were in fact CMBS, comprised of an investment grade floating rate new issue. A little bit different than our traditional standard mezzanine lending, a little bit lower risk and obviously in securitized format. But good solid large loan floater bonds.

Donald Destino:
      Can you get the financing on an investment grade security to hit your return target?

John Klopp:
      The answer is yes. These are definitely financible, and in fact can be financed at a little bit higher advance rates than perhaps individual mezzanine loans. These securities are basically rated triple B.

Donald Destino:
      Got it. And then you mentioned in the press release that there might be some strategic incentive or motivation or at least benefit from the W.R. Berkley investment, can you provide a little more color with what they might be able to help you with?

John Klopp:
      I think they can help us with a variety different things, but there's certainly nothing that is contractual beyond the investment that they've made, and that they're joining the board.

      I think there's potential for us to do business together in a variety of different ways, but none of that is in place today or anticipated.

Donald Destino:
      Got it. And then finally as you look at the markets today, is there anything else out there that looks interesting in terms of opportunities for new funds other than another mezzanine fund until Fund III is fully invested? Are there any other asset classes that look interesting to you that you think you have the talent in place, or at least acquirable, to pursue?

John Klopp:
      We think we have a lot of talent in place but we continue to look at a variety of different types of businesses and asset classes that we believe fit with our core expertise, which is credit underwriting and structuring.

      I don't think that there's anything that is near term, or certain enough to discuss at this point in time, but as we said in the past, we continue to search the marketplace for ways that we can expand our franchise.

      We have always been in both the mezzanine business and the CMBS business as your first question indicated. And we have been looking at increasing our internal capabilities, our internal infrastructure, to be able to focus more and more on smaller loan transactions and more securitized or more structured products.

      And I think we're well underway in terms of putting that infrastructure in place, and as the year progresses, we'll see. We've always looked at CMBS on an opportunistic basis, and going forward I think we will continue to do that, but perhaps address that sector of the market in a little bit more programmatic way.

Donald Destino:
      Got it.  Thank you very much, that's helpful.

John Klopp:
      Thanks, Don.

Conference Coordinator:
      Mr. Klopp at this time there appears to be no one else queuing up to ask questions, so I'll turn the program back over to management.

John Klopp:
      Okay, well, thank you very much everybody. I think we've said it all, more to come. We'll talk to you in a quarter.

      Thank you for your attention.


                                       END